Exhibit 4.6

11 February 2005

CONSTAR INTERNATIONAL U.K. LIMITED

as Chargor

- and -

THE BANK OF NEW YORK

as Security Trustee

DEBENTURE

Subject to the Access, Use and Intercreditor Agreement dated 11 February 2005

Herbert Smith

THIS DEBENTURE is made on 11 February 2005

BETWEEN:

(1)	CONSTAR INTERNATIONAL U.K. LIMITED (Company registration number 02407933) whose registered office is at Moor Lane Trading Estate, Sherburn in Elmet, North Yorkshire, LS25 6ES (the “Chargor”); and

(2)	THE BANK OF NEW YORK (acting out of its London office) as trustee for itself and each of the other Secured Parties (the “Security Trustee”).

RECITALS

(A)	Pursuant to the indenture dated on or about the date hereof, between among others, Constar International Inc. (a Delaware corporation) (the “Issuer”), the Note Guarantors and the Security Trustee (as further amended, amended and restated, supplemented or otherwise modified from time to time the “Indenture”), the Issuer has issued senior secured floating rate notes due 2012 in the aggregate principal amount of $220,000,000 (the “Senior Secured Notes”)

(B)	It is contemplated that the Issuer may, after the date hereof, issue Series B Notes and Additional Notes (each as defined in the Indenture, the Series B Notes and the Additional Notes, together with the Senior Secured Notes, the “Notes”), in each case, pursuant to the provisions of the Indenture.

(C)	The Chargor has, pursuant to the Indenture, among other things, unconditionally guaranteed the obligations of the Issuer under the Indenture and the Notes (the “Guarantees”).

(D)	The Issuer and the Chargor will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture, the Notes and the Chargor is, therefore, willing to enter into the Guarantees and this Debenture.

(E)	The Security Trustee (for its benefit and the benefit of the Secured Parties (as hereinafter defined) and Citicorp USA, Inc. as administrative agent for the Revolving Secured Parties (as such term is defined in the Access, Use and Intercreditor Agreement) have entered into the Access, Use and Intercreditor Agreement, which agreement provides for the respective interests of the various parties relating to assets charged by the Chargor.

(F)	The Chargor is or, as to the Charged Assets (as hereinafter defined) acquired by the Chargor after the date hereof, will be, subject to Permitted Liens, the legal and/or beneficial owner of the Charged Assets charged by it hereunder.

(G)	This Debenture is given by the Chargor in favour of the Security Trustee for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Obligations (as hereinafter defined).

IT IS AGREED as follows:

1.	DEFINITIONS, CONSTRUCTION AND THIRD PARTY RIGHTS

1.1	Definitions

Terms defined in the Indenture shall, unless otherwise defined in this Debenture or unless a contrary intention appears, bear the same meaning when used in this Debenture (including the Recitals hereto) and the following terms shall have the following meanings:

1.1.1	“Administrator” means a person appointed under Schedule Bl to the Insolvency Act 1986 to manage the Chargor’s affairs, business and property;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Charged Assets” means the property mortgaged, charged or assigned pursuant to Clause 3 of this Debenture;

“Default Rate” means the interest rate payable for Defaulted Interest under the Indenture;

“Environment” means the natural and man-made environment and all or any of the following media namely air (including air within buildings and air within other natural or man-made structures above or below ground), water (including water under or within land or in drains or sewers and inland waters), land and any living organisms (including humans) or systems supported by those media;

“Environmental Law” means all applicable laws, regulations, directives, statutes, subordinate legislation, common law, civil codes and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority in full force and effect which relate or apply to the Environment or human health and safety and includes all laws relating to actual or threatened emissions, seepages, discharges, escapes, releases or leaks of pollutants, contaminants or hazardous substances relating to the creation, handling, storage or disposal of same and laws relating to labelling, distribution and packaging of waste and includes the Planning Acts;

“Environmental Losses” means all losses, damages, liabilities, claims, costs and expenses (including, without limitation, fines, penalties, judgments and awards, financial responsibility for clean-up activities and obligations, statutory or other official contributions, legal fees, technical consultancy, engineer’s and expert’s fees and costs and expenses) of obtaining or retaining consents or licences or otherwise complying with Environmental Law;

“Financing Documents” shall mean, collectively, the Indenture, the Notes and all guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by the Issuer or the Restricted Subsidiaries in connection therewith, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced;

“Insurance Policies” means all present and future contracts or policies of insurance (including life policies) in which the Chargor has an interest or in which it may from time to time have an interest (whether solely, jointly, as loss payee or otherwise and which relate to the Charged Assets) other than those which relate to Revolving Collateral;

“Insurance Proceeds” means all monies from time to time payable to the Chargor under or pursuant to the Insurance Policies, including (without limitation) the refund of any premiums;

“LPA” means the Law of Property Act 1925;

“Legal Opinion” means the legal opinion given by Dechert LLP which is addressed to, among others, the Security Trustee on or about the date of this Debenture;

“Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, (a) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the business or operations or prospects of the Chargor as conducted at such date of determination; (b) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the value or utility of the Charged Assets taken as a whole; or (c) any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on the legality, priority or enforceability of the Security or the rights and remedies of the Security Trustee hereunder;

“Noteholders” means the holders, from time to time, of the Notes;

“Obligations” means with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and the Note Guarantees, the Indenture;

“Planning Acts” means the Town and Country Planning Acts 1990 and any other legislation in full force and effect from time to time relating to town and country planning or the use, development and enjoyment of land and buildings;

“Real Property” means:

(A)	all of the freehold property of the Chargor specified in Schedule 1 (Real Property); and

(B)	all freehold and/or leasehold property of the Chargor situate in England and Wales (other than the property referred to in paragraph (A)); and

(C)	any buildings, fixtures, including trade fixtures, (subject, in the case of tenant’s fixtures, to any tenant’s rights in respect of those fixtures), fittings, fixed plant or machinery from time to time on or forming part of the property referred to in paragraphs (A) and (B) above; and

(D)	the Related Property Rights;

“Receiver” means any person appointed by the Security Trustee to be a receiver or receiver and manager of any property subject to the security created by this Debenture;

“Related Property Rights” means, in relation to any property or asset (other than the Revolving Collateral):

(A)	the proceeds of sale and/or other realisation of that property or asset (or any part thereof or interest therein);

(B)	all Security, options, agreements, rights, easements, benefits, indemnities, guarantees, warranties or covenants for title in respect of such property or asset; and

(C)	all rights under any lease, licence or agreement for lease, sale or use in respect of such property or asset;

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Substance into the Environment;

“Revolving Collateral” has the meaning given to it in the Access, Use and Intercreditor Agreement;

“Secured Parties” means the Security Trustee (for its benefit and for the benefit of the Noteholders) and each of the Noteholders;

“Security” means any mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect;

“Security Period” means the period from the date of this Debenture until the date on which the Security Trustee has determined that all of the Obligations have been irrevocably and unconditionally paid and discharged in full;

“Substance” means any solid, liquid, gas, noise and any other substance or thing which causes or is reasonably likely to cause harm to the Environment or harm to human health;

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tax Credit” means a credit against, relief or remission for, or repayment of any Taxes;

“VAT” means United Kingdom Value Added Tax together with all interest and penalties relating thereto; and

1.1.2	Unless a contrary intention appears, words defined in the Companies Act 1985 (as amended by the Companies Act 1989) have the same meanings in this Debenture.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Debenture to:

“assets” includes present and future properties, revenues and rights of every description;

a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law in England and Wales but, if not having the force of law, compliance with which is customary for a company carrying on the same or a similar business as that of the Chargor) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

a provision of law is a reference to that provision as amended, extended or re-enacted;

any form of property or asset (including a Charged Asset) shall include a reference to all or any part of that property or asset;

a reference to another agreement (including any Financing Document) shall be construed as a reference to such agreement as the same may be modified, extended, replaced, amended, varied or supplemented or novated from time to time;

references herein to the winding-up, administration or dissolution of a company shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated or any jurisdiction in which such company carries on business;

unless the context otherwise requires, the singular includes the plural and vice versa;

headings and the use of bold or italicised typeface shall be ignored in its construction;

a reference to a Clause, or a Schedule is, unless indicated to the contrary, a reference to a clause of or schedule to this Debenture;

the words “other”, “or otherwise” and “whatsoever” shall not be construed ejusdem generic or be construed as any limited upon the generality of any preceding words or matters specifically referred to;

unless a contrary indication appears, a time of day is a reference to London time; and

the word “including” is without limitation.

1.2.2	Clause and Schedule headings are for ease of reference only and references to Clauses and Schedules are, unless otherwise stated, to clauses or schedules of this Debenture.

1.2.3	An Event of Default is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture.

1.4	Successors, Transferees and Assigns

Any reference in this Debenture to the Security Trustee, the Chargor and any other person shall be construed so as to include their respective successors, permitted transferees and assigns and (where applicable) any replacement or additional Security Trustee or Chargor as permitted by and in accordance with the document governing the rights and obligations of such person.

1.5	Implied Covenants for Title

The obligations of the Chargor under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part I of the Law of Property (Miscellaneous Provisions) Act 1994 and nothing in this Debenture shall be construed as qualifying those covenants for title.

1.6	Effect as a Deed

This Debenture is intended to take effect as a deed notwithstanding that the Security Trustee may have executed it under hand only.

1.7	Law of Property (Miscellaneous Provisions) Act 1989

To the extent necessary for any agreement for the disposition of the Charged Assets in this Debenture to be a valid agreement under Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the Indenture are incorporated into this Debenture.

2.	PAYMENT OF OBLIGATIONS

2.1	Covenant to Pay

The Chargor covenants that it shall on demand pay to the Security Trustee and discharge the Obligations in each case when the same become due for payment or discharge whether by acceleration or otherwise, and whether such monies, obligations or liabilities are expressed or implied; present, future or contingent; joint or several; incurred as principal or surety; originally owing to any of the Secured Parties or purchased (whether by assignment or otherwise) or acquired in any other way by it; denominated in sterling or any other currency.

2.2	Potential Invalidity

Neither the covenant to pay in Clause 2.1 (Covenant to Pay) nor the obligation to pay interest pursuant to Clause 2.3 (Interest) nor the security created by this Debenture shall extend to or include any liability or sum which would, but for this Clause 2.2, cause such covenant or security to be unlawful under any applicable law.

2.3	Interest

2.3.1	If the Chargor fails to pay any amount payable by it under this Debenture on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment:

(A)	at the Default Rate; or

(B)	if for any reason the Default Rate is not applicable the default rate under this Clause 2.3 shall be deemed to accrue at a rate equivalent to the default interest rate set out in the Notes.

2.3.2	Any interest accrued under this Clause 2.3 shall be immediately payable by the Chargor on demand by the Security Trustee.

2.4	Demands

The making of one demand shall not preclude the Security Trustee from making any further demands.

3.	FIXED SECURITY

3.1	Creation of fixed security

The Chargor charges to the Security Trustee by way of fixed charge (which so far as relates to freehold or leasehold property in England and Wales vested in the Chargor at the date of this Debenture shall be a charge by way of legal mortgage) with full title guarantee and as a continuing security for the payment and discharge of the Obligations all of the Chargor’s rights to and title and interest from time to time in any and each of the following:

3.1.1	the Real Property;

3.1.2	(to the extent that the same are not the subject of a mortgage under Clause 3.1.1) the Real Property, subject in the case of leasehold property to any necessary third party consents to such charge being obtained;

3.1.3	all plant, machinery, vehicles, computers, office and other equipment and chattels (excluding stock-in-trade or work in progress) and all Related Property Rights; and

3.1.4	(to the extent not effectively assigned under Clause 3.2 (Assignment of Insurances)), the Insurance Policies and the Insurance Proceeds.

3.2	Assignment of Insurances

The Chargor assigns to the Security Trustee with full title guarantee as a continuing security for the payment and discharge of the Obligations all of the Chargor’s rights to and title and interest from time to time in the Insurance Policies (subject to obtaining any necessary consent to such assignment from any third party) and the Insurance Proceeds and all Related Property Rights in respect of the above.

3.3	Floating Charge

3.3.1	The Chargor charges to the Security Trustee by way of first floating charge with full title guarantee and as a continuing security for the payment and discharge of the Obligations all of their rights to and title and interest from time to time in the whole of its property, assets, rights and revenues, whatsoever and wheresoever (other than the Revolving Collateral) present and future, any assets validly and effectively charged or assigned (whether at law or in equity) pursuant to Clauses 3.1 (Creation of fixed security) or 3.2 (Assignments of Insurances).

3.4	Automatic Crystallisation of Floating Charge

Notwithstanding anything express or implied in this Debenture, and without prejudice to any law which may have similar effect, if the Chargor:

3.4.1	save as permitted by the Indenture, creates or attempts to create any Security over all or any of the Charged Assets without the prior consent of the Security Trustee; or

3.4.2	any person levies any distress, execution or other process against any of the Charged Assets;

3.4.3	a resolution is passed or an order is made for the winding up, dissolution, administration or other reorganisation of the Chargor; or

3.4.4	resolves or takes any step to dispose of the assets subject to the floating charge, except by way of a sale in the ordinary course of the Chargor’s business,

then the floating charge created by Clause 3.3 (Floating Charge) will automatically (without notice) be converted into a fixed charge as regards all of the assets subject to the floating charge.

3.5	Crystallisation on Notice of Floating Charge

3.5.1	Notwithstanding anything express or implied in this Debenture, the Security Trustee may at any time:

(A)	on or after the occurrence and during the continuance of an Event of Default; or

(B)	if the Security Trustee considers in good faith that any of the Charged Assets are in danger of being seized or sold as a result of any legal process or are otherwise in jeopardy or the Security Trustee reasonably believes that steps are being taken or have been taken that are likely to lead to the presentation of an application for the administration or the winding-up of the Company, by giving notice in writing to that effect to the Chargor convert the floating charge created by Clause 3.3 (Floating Charge) into a fixed charge as regards any assets specified in such notice. The conversion shall take effect immediately upon the giving of the notice.

4.	FURTHER ASSURANCE

The Chargor must promptly upon request by the Security Trustee execute (in such form as the Security Trustee may require) such documents (including assignments, transfers, mortgages, charges, notices and instructions) in favour of the Security Trustee or its nominees and do all such assurances and things as the Security Trustee may require for:

4.1.1	maintaining, perfecting and/or protecting (by registration or in any other way) the security created or intended to be created by this Debenture;

4.1.2	conferring upon the Security Trustee such security as it may require over the assets of the Chargor outside of England and Wales which if in England or Wales would form part of or be intended to form part of the Charged Assets;

4.1.3	facilitating the realisation of all or any part of the Charged Assets; and

4.1.4	for exercising all powers, authorities and discretions conferred on the Security Trustee or any Receiver pursuant to this Debenture or by law.

5.	GENERAL UNDERTAKINGS WITH RESPECT TO CHARGED ASSETS

5.1	The Chargor undertakes to the Security Trustee with respect to the Charged Assets as follows:

5.1.1	Negative Pledge

It shall not, without the prior consent in writing of the Security Trustee, create or attempt to create or permit to subsist or arise any Security (other than Permitted Liens) on, over or affecting the Charged Assets or any part of them.

5.1.2	Disposals

It shall not dispose of the Charged Assets or any part of them or agree so to do except in the case of disposals which are permitted by Section 3.11 (Limitation on Asset Sales) and Section 10.5 (Release of Collateral) of the Indenture (and assets secured only by way of floating charge which may be disposed of by the Chargor in its ordinary course of business) and for the purposes of this Clause 5.1.2 the term

“disposal” shall include any form of disposal of any interest in any asset including any conveyance, transfer, lease, assignment, sale, right to use or occupy, surrender or the creation of any other form of legal or equitable interest in or over any asset or any option in respect of any of the foregoing.

5.1.3	Compliance with Laws

It shall at all times comply with all laws and regulations in full force and effect from time to time applicable to it and will obtain and maintain in full force and effect all consents, licences, approvals or authorisations of, exemptions by or registrations or declarations with, any governmental or other authority which may at any time be required with respect to any of the Charged Assets except where failure to do so will not result in a Material Adverse Effect.

5.1.4	Subsequent Charges

Subject to Clause 5.1.1 (Negative Pledge), procure that any Security (other than Permitted Liens) created by the Chargor over the Charged Assets after the date of this Debenture (otherwise than in favour of the Security Trustee) shall be expressed to be subject to this Debenture.

5.1.5	Deposit of Title Documents

It shall deposit with the Security Trustee for the duration of the Security Period (or as the Security Trustee may otherwise require, following the giving of notice by the Security Trustee to the Chargor) the deeds and documents of title relating to the Charged Assets or provide an undertaking from its solicitors in a form reasonably acceptable to the Security Trustee that such solicitors hold the deeds and documents to the order of the Security Trustee.

5.1.6	Supplemental Deeds

It shall, at any time during the Security Period, promptly upon request, execute over all or any of the Charged Assets a charge by way of legal mortgage or legal sub-mortgage or legal assignment, as the case may be, in favour of the Security Trustee in such form as the Security Trustee shall reasonably require.

5.1.7	Prejudicial Action

It shall not other than as permitted under the terms of the Financing Documents do or cause or permit to be done anything which may in anyway reduce, jeopardise or otherwise prejudice the value to the Security Trustee of the Charged Assets.

5.1.8	Consents and Other Necessary Action

It shall take all such action as may be reasonably necessary and is available to it for the purpose of creating, perfecting or maintaining the security created or intended to be created pursuant to this Debenture including the obtaining of any necessary consent (in form and content satisfactory to the Security Trustee) to enable its assets to be mortgaged, charged or assigned pursuant to this Debenture. Immediately upon obtaining any necessary consent the asset concerned shall become subject to the security created by this Debenture. The Chargor shall promptly deliver a copy of each consent to the Security Trustee; and

5.1.9	Repair and Condition

During the Security Period the Chargor shall keep the Charged Assets in a good and substantial state of repair and condition to the satisfaction of the Security Trustee (save as to fair wear and tear) provided that the Chargor is able to replace those assets which are obsolete or which are uneconomic to repair with assets of a similar nature and value to those charged hereunder.

5.2	Notices of Charge and/or Assignment

5.2.1	The Chargor shall deliver to the Security Trustee and serve on any debtor or other person as required by the Security Trustee:

(A)	notices of assignment in respect of any of the assets assigned pursuant to this Debenture and shall use its reasonable endeavours to procure that each notice is acknowledged by any debtor specified by the Security Trustee; and

(B)	notices of charge in respect of any of the assets charged pursuant to this Debenture and shall use its reasonable endeavours to procure that each notice is acknowledged by any debtor specified by the Security Trustee.

5.2.2	The notices of charge and/or assignment and/or acknowledgement referred to in Clause 5.2.1 shall be in a form substantially similar to that contained in Schedule 2 (Insurance Notices) or such other form as the Security Trustee may reasonably require.

6.	REAL PROPERTY UNDERTAKINGS

6.1	Positive Undertakings

In relation to Real Property, the Chargor agrees that it shall for the duration of the Security Period:

6.1.1	comply with all material obligations imposed under any present or future statute, regulation, order or instrument or under any bye-laws, regulations or requirements of any competent authority or planning permissions or other approvals, licences or consents relating to the same or its use or enjoyment including the Planning Acts;

6.1.2	comply or procure compliance with all covenants (including the obligation to pay rent in respect of leasehold property), stipulations conditions and other material obligations relating to the same or its use or enjoyment and not do any act or thing whereby any lease or other document which gives any right to occupy the Real Property becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term;

6.1.3	duly and punctually pay or procure payment of all rates, outgoings and other similar sums payable on or in respect of the same; and

6.1.4	keep the Real Property in good and substantial repair and condition (save as to fair wear and tear).

In this Clause “material obligations” means obligations of the Chargor which if not complied with are reasonably likely to have a material adverse effect on the value, saleability or use of the Charged Assets.

6.2	Negative Undertakings

In relation to Real Property and subject to Clause 5.1.2 (Disposals) of this Debenture, the Chargor agrees that, unless permitted under the terms of the Indenture, it shall not during the duration of the Security Period:

6.2.1	exercise the statutory power of leasing and/or accepting surrenders of leases conferred on mortgagors which would have a Material Adverse Effect and further agrees that the Security Trustee may grant or accept surrenders of leases without restriction;

6.2.2	part with the possession of the same or any part thereof (including any fixtures forming part of the Real Property) nor confer upon any person, firm, company or body whatsoever any licence, right or interest to occupy the Real Property or any part of it or to grant any licence or permission to assign or underlet or to suffer or permit any variation or addition to any lease, tenancy or licence affecting the same;

6.2.3	carry out or permit to be carried out any structural alterations to or to demolish, pull down or remove any building or erection from time to time forming part of the same or make or suffer to be made any change in the state, nature or use of the same which would have a Material Adverse Effect;

6.2.4	exercise any option or right of election available at law that the supplies made in respect of any lease or tenancy of the same shall be taxable for VAT purposes at the standard or any other applicable rate (other than zero), including pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994;

6.2.5	enter into any negotiations with any competent authority with regard to the compulsory acquisition of the same or consent to the compulsory acquisition of the same; or

6.2.6	enter into onerous or restrictive obligations affecting the Real Property or create or permit to create or permit to arise an overriding interest or any easement or right whatsoever which would have a Material Adverse Effect.

6.3	Registration and Notifications

The Chargor shall:

6.3.1	immediately notify the Security Trustee of any contract, conveyance, transfer or other disposition for the acquisition by the Chargor of the legal or beneficial interest in any Real Property; and

6.3.2	make an application to the Chief Land Registrar in Form RX1 for the registration against the registered titles (if any) specified in Schedule 1 (Real Property) (and any unregistered properties subject to compulsory first registration at the date of this Debenture) and any other Real Property from time to time including a registered title of the following restriction:

“No disposition of the registered estate [(other than a charge)] by the proprietor of the registered estate [or by the proprietor of any registered charge] is to be registered without a written consent signed by the proprietor for the time being of the charge dated [      ] in favour of [chargee] referred to in the charges register [(or his conveyancer or specify appropriate details)] or, if appropriate, signed on such proprietor’s behalf by [its secretary or conveyancer or specify appropriate details]”.

6.4	Remedy

If the Chargor fails to comply with any undertaking or obligation contained in this Clause 6, the Security Trustee shall be entitled but not obliged to (either itself, or through any agent, nominee or advisor) to do such things as it reasonably believes are required to remedy such failure. The Chargor shall reimburse to the Security Trustee on demand all amounts expended by the Security Trustee in remedying such failure together with interest in accordance with Clause 2.3 (Interest) from the date of payment by the Security Trustee until reimbursed.

7.	ENVIRONMENTAL UNDERTAKINGS

7.1	Undertakings

The Chargor agrees in relation to the Charged Assets that it shall for the duration of the Security Period:

7.1.1	comply with all Environmental Law except for such non-compliance that would not have a Material Adverse Effect;

7.1.2	notify the Security Trustee forthwith in writing of any Release;

7.1.3	forthwith take all steps necessary to remedy any infringement of Environmental Law except for such infringement that would not have a Material Adverse Effect;

7.1.4	promptly notify the Security Trustee in writing of the receipt of any notice or other communication in respect of any breach or alleged breach of Environmental Law arising out of the ownership or occupation of the same or any investigation, enquiry, proceedings, arbitration, order, decree or judgment commenced or made in relation to any Environmental Law; and

7.1.5	provide the Security Trustee with such information regarding any investigation, litigation, arbitration or administrative proceedings as the Security Trustee may require and consult with the Security Trustee on a regular basis as to the conduct of any investigation, litigation, arbitration or administrative proceedings and obtain the prior written consent of the Security Trustee to any settlement thereof except for such investigation, litigation, arbitration or administrative proceedings which would not have a Material Adverse Effect.

7.2	Indemnity

The Chargor agrees that it shall immediately on demand indemnify and reimburse the Security Trustee in respect of any and all Environmental Losses that are paid, incurred, suffered or sustained by the Security Trustee provided that the Chargor shall have no obligation to indemnify or reimburse the Security Trustee for any Environmental Losses that are paid, incurred, suffered or sustained by the Security Trustee as a direct result of the gross negligence or wilful misconduct of the Secured Parties.

7.3	Remedy

If the Chargor fails to comply with any undertaking or obligation contained in this Clause 7, the Security Trustee shall be entitled (either itself, or through any agent, nominee or advisor) to do such things as it reasonably believes are required to remedy such failure. The Chargor shall reimburse to the Security Trustee on demand all amounts expended by the Security Trustee in remedying such failure together with interest in accordance with Clause 2.3 (Interest) from the date of payment by the Security Trustee until reimbursed.

8.	INSURANCE UNDERTAKINGS

8.1	Insurance Obligations

The Chargor shall at all times during the Security Period subject to such insurance being available in London on commercially acceptable rates:

8.1.1	keep all of the Charged Assets of an insurable nature, or procure that the Charged Assets of an insurable nature are kept, insured at its own expense to the full replacement or reinstatement value thereof from time to time (including where applicable the cost of demolition and site clearance, architects’, surveyors’ and other professional fees and incidental expenses in connection with replacement or reinstatement) with insurers previously approved by the Security Trustee in writing against loss or damage (including business interruption insurance) by fire, storm, lightening, explosion, terrorism, riot, civil commotion, malicious damage, impact, flood, burst pipes, aircraft and other aerial devices or articles dropped therefrom (other than war risk), third party and public liability and liability under the Defective Premises Act 1972 and such other risks and contingencies as the Security Trustee shall from time to time requests;

8.1.2	without prejudice to Clause 8.1.1 maintain any other insurance policies as are normally maintained by prudent companies carrying on business similar to that of the Chargor;

8.1.3	cause each Insurance Policy relating to the Charged Assets to contain in a form and substance acceptable to the Security Trustee:

(A)	an endorsement noting the interests of the Security Trustee in respect of all claims and providing for the Security Trustee to be first loss payee until such time as the Security Trustee notifies the relevant insurer to the contrary;

(B)	a standard mortgagee clause whereby such insurance shall not be vitiated or avoided as against the Security Trustee in the event or as a result of any misrepresentation, act or neglect or failure to make disclosure on the part of any insured party or any circumstances beyond the control of an insured party; and

(C)	terms providing that it shall not be invalidated so far as the Security Trustee is concerned for failure to pay any premium due without the insurer first giving to the Security Trustee not less than 60 days prior written notice;

8.1.4	annually upon renewal and further if required by the Security Trustee (but subject to the provisions to the contrary in any lease of Real Property), deposit all Insurance Policies relating to the Charged Assets with the Security Trustee; and

8.1.5	duly and promptly pay the premiums and other monies necessary for effecting and keeping up such insurances and promptly provide to the Security Trustee evidence of such payment and comply in all respects with the terms and conditions of the Insurance Policies.

8.2	Failure

If the Chargor fails to comply with its obligations under Clause 8.1 (Insurance Obligations) then the Security Trustee shall be entitled but not obliged to insure the Charged Assets, at the expense of the Chargor, on such terms, against such risks and in such amounts as the Security

Trustee sees fit and the amount of any expenditure incurred by the Security Trustee in so doing shall be added to the Obligations. The Chargor shall reimburse to the Security Trustee on demand all amounts expended by it in remedying such failure together with interest in accordance with Clause 2.3 (Interest) from the date of payment by the Security Trustee until reimbursed.

8.3	Application of Insurance Proceeds

Upon the occurrence and during the continuation of an Event of Default and subject to the terms of the Indenture and any prior rights which any third party may have in respect of Insurance Proceeds, if required by the Security Trustee, the Chargor shall apply all Insurance Proceeds to making good the loss or damage or towards discharge of the Obligations and the Chargor waives any rights which it may have to require that any such monies are applied in reinstatement of any part of the Charged Assets.

9.	RIGHTS OF THE SECURITY TRUSTEE

9.1	Enforcement

At any time during the Security Period on the occurrence and during the continuance of an Event of Default, the security created pursuant to this Debenture shall be immediately enforceable and the Security Trustee may in its absolute discretion and without notice to the Chargor or the prior authorisation of any court:

9.1.1	enforce all or any part of the security created by this Debenture and take possession of or dispose of all or any of the Charged Assets in each case at such times and upon such terms as it sees fit; and

9.1.2	whether or not it has appointed a Receiver, exercise all of the powers, authorities and discretions conferred from time to time on:

(A)	mortgagees by the LPA (as varied or extended by this Debenture) or by law; and

(B)	granted to a Receiver by this Debenture or by law.

9.2	Restrictions on Consolidation of Mortgages

Section 93 of the LPA shall not apply to this Debenture or to any sale made under it. The Security Trustee shall have the right to consolidate all or any of the security created by or pursuant to this Debenture with any other security in existence at any time. Such power may be exercised by the Security Trustee at any time during the Security Period and following the occurrence and during the continuation of an Event of Default. The Chargor hereby consents to the Security Trustee making an application to the Chief Land Registrar on Form CC for registration against the registered titles (if any) specified in Schedule 1 (Real Property) (and any unregistered properties subject to compulsory first registration at the date of this Debenture) and any other Real Property from time to time including a registered title of the right to consolidate.

9.3	Restrictions on Exercise of Power of Sale

Section 103 of the LPA shall not apply to this Debenture and the power of sale arising under the LPA shall arise on the execution of this Debenture (and the Obligations shall be deemed to have become due and payable for that purpose). The power of sale and other powers conferred by Section 101 of the LPA as varied or extended by this Debenture and those powers conferred (expressly or by reference) on a Receiver shall be immediately exercisable by the Security Trustee at any time during the Security Period and following the occurrence and during the continuance of an Event of Default.

9.4	Leasing Powers

The restrictions contained in Sections 99 to 100 of the LPA shall not apply to restrict the rights of the Security Trustee or any Receiver under this Debenture. The statutory powers of leasing may be exercised by the Security Trustee during the continuance of an Event of Default and the Security Trustee and any Receiver may make any lease or agreement for lease and/or accept any surrenders of leases and/or grant options on such terms as it sees fit without the need to comply with the aforementioned restrictions.

9.5	No Prior Notice Needed

The powers of the Security Trustee set out in Clauses 9.2 (Restrictions on Consolidation of Mortgages) to 9.4 (Leasing Powers) may be exercised by the Security Trustee without prior notice to the Chargor.

9.6	Entry Into Possession

If and whenever the Security Trustee enters into possession of any Charged Assets, it shall be entitled at any time at its discretion to go out of possession.

10.	EXONERATION

10.1	Exoneration

The Security Trustee shall not, nor shall any Receiver, by reason of it or the Receiver entering into possession of the Charged Assets, be liable to account as mortgagee in possession or be liable for any loss or realisation or for any default or omission for which a mortgagee in possession might be liable; but every Receiver duly appointed by the Security Trustee under the powers contained in this Debenture shall for all purposes be deemed to be in the same position as a receiver duly appointed by a mortgagee under the LPA save to the extent that the provisions of the LPA are varied by or are inconsistent with the provisions of this Debenture when the provisions of this Debenture shall prevail and every such Receiver and the Security Trustee shall in any event be entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the LPA.

10.2	Indemnity

The Security Trustee and every Receiver, attorney, delegate, manager, agent or other person appointed by the Security Trustee hereunder shall be entitled to be indemnified out of the Charged Assets or any part thereof in respect of all liabilities and expenses incurred by it or him in the execution (including for the avoidance of doubt the preservation or enforcement) of any of the rights, trusts, powers, authorities or discretions vested in it or him pursuant to this Debenture and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the Charged Assets or any part of them. The Security Trustee and any such Receiver may retain and pay all sums in respect of which it is indemnified out of any monies received by it under the powers conferred by this Debenture. Notwithstanding the foregoing neither the Security Trustee nor any person appointed by it shall be entitled to be indemnified in respect of any of the foregoing which results from the gross negligence or wilful misconduct of that party or any delegate or other appointee of that party.

10.3	Limitation

Neither the Security Trustee nor any Receiver shall be liable in respect of any liability, damage, loss, costs, claim or expense of any kind or nature, whether direct, indirect, special, consequential or otherwise which arises out of the exercise or attempted or purported exercise of, or the failure to exercise, any of their respective powers under or by virtue of this Debenture provided that in exercising, attempting or purporting to exercise or failing to exercise such powers, the Security Trustee or Receiver has acted in good faith and the action or omission of the Security Trustee or Receiver does not constitute wilful misconduct or gross negligence.

10.4	Trustee Act 2000

The parties agree that the Security Trustee shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000.

11.	APPOINTMENT OF RECEIVER

11.1	Appointment

At any time during the Security Period and on the occurrence and during the continuance of an Event of Default, or at the request of the Chargor or its directors, the Security Trustee may, without prior notice to the Chargor, in writing (under seal, by deed or otherwise under hand) appoint a Receiver in respect of the Charged Assets or any part thereof and may in like manner from time to time (and insofar as it is lawfully able to do) remove any Receiver and appoint another in his place.

11.2	More than One Receiver

Where more than one Receiver is appointed, each joint Receiver shall have the power to act severally, independently of any other joint Receiver, except to the extent that the Security Trustee may specify to the contrary in the appointment.

11.3	Receiver as Agent

A Receiver shall be the agent of the Chargor which shall be solely responsible for his acts or defaults and for his remuneration. No Receiver shall at any time act as agent of the Security Trustee.

11.4	Receiver’s Remuneration

A Receiver shall be entitled to remuneration for his services at a rate to be determined by the Security Trustee from time to time (and without being limited to any maximum rate specified by any statute or statutory instrument).

11.5	Actions of the Administrator

Save as provided for in statute or as otherwise agreed in writing by the Security Trustee, the Security Trustee shall have no liability for the acts or omissions of an Administrator.

12.	RECEIVER’S POWERS

12.1	Powers

A Receiver shall have (and be entitled to exercise) in relation to the Charged Assets over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Debenture):

12.1.1	all of the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

12.1.2	all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA without the need to observe any of the provisions of section 99 and 100 of the LPA;

12.1.3	all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Chargor itself could do or omit to do;

12.1.4	the power to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested in the Receiver pursuant to this Debenture or upon receivers by statute or law generally (including the bringing or defending of proceedings in the name of, or on behalf of, the Chargor; the collection and/or realisation of Charged Assets in such manner and on such terms as the Receiver sees fit; and the execution of documents in the name of the Chargor (whether under hand, or by way of deed or by utilisation of the company seal of the Chargor).

12.2	Powers may be Restricted

The powers granted to a Receiver pursuant to this Debenture may be restricted by the instrument (signed by the Security Trustee) appointing him but they shall not be restricted by any winding-up or dissolution of the Chargor.

13.	PROTECTION OF PURCHASERS

13.1	Absence of Enquiry

No person or persons dealing with the Security Trustee or any Receiver shall be concerned to enquire whether any event has happened upon which any of the powers in this Debenture are or may be exercisable or otherwise as to the propriety or regularity of any exercise of such powers or of any act purporting or intended to be an exercise of such powers or whether any amount remains secured by this Debenture. All the protections to purchasers and persons dealing with receivers contained in sections 104, 107 and 109(4) of the LPA shall apply to any person purchasing from or dealing with the Security Trustee or any such Receiver.

13.2	Receipt: Conclusive Discharge

The receipt of the Security Trustee or any Receiver shall be a conclusive discharge to any purchaser of the Charged Assets.

14.	POWER OF ATTORNEY AND DELEGATION

14.1	Power of Attorney: General

The Chargor hereby irrevocably and by way of security appoints the Security Trustee and any Receiver severally to be its attorney in its name and on its behalf and as its act and deed:

14.1.1	to execute and deliver any documents or instruments which the Security Trustee or such Receiver may require for perfecting the title of the Security Trustee to the Charged Assets or for vesting the same in the Security Trustee, its nominee or any purchaser;

14.1.2	to sign, execute, seal and deliver and otherwise perfect any further security document which the Chargor is required to enter into pursuant to this Debenture;

14.1.3	otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Security Trustee or any Receiver under this Debenture or which the Chargor is required to do pursuant to this Debenture or which may be deemed expedient by the Security Trustee or a Receiver in connection with any disposition, realisation or getting in by the Security Trustee or such Receiver of the Charged Assets or in connection with any other exercise of any other power under this Debenture.

14.2	Power of Attorney: Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 14 (Power of Attorney and Delegation) does or purports to do in exercise of the powers granted by this Clause.

14.3	Power of Attorney: General Delegation

The Security Trustee and any Receiver shall have full power to delegate the powers, authorities and discretions conferred on it or him by this Debenture (including the power of attorney) on such terms and conditions as it or he shall see fit which shall not preclude exercise of those powers, authorities or discretions by it or him or any revocation of the delegation or any subsequent delegation.

15.	APPLICATION OF MONIES RECEIVED UNDER THIS DEBENTURE

Any monies received under the powers hereby conferred shall, subject to the repayment of any claims having priority to this Debenture and to any applicable statutory requirement as to the payment of preferential debts first in the payment of the costs, charges and expenses properly incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Security Trustee (notwithstanding any purported appropriation by the Chargor) in accordance with the terms of the Indenture.

16.	RELEASE OF SECURITY

16.1 Release

The Security Trustee shall, at the request and cost of the Chargor, execute (in a form acceptable to the Security Trustee) and do all such deeds, acts and things as are necessary to release and/or reassign the Charged Assets from the security created by or in accordance with this Debenture once the Security Trustee has determined to its satisfaction that all of the Obligations have been irrevocably and unconditionally paid and discharged in full or as otherwise permitted under the terms of the Indenture or any other Financing Document.

16.2	Avoidance of Payments

16.2.1	No amount paid, repaid or credited to the Security Trustee (or any other Secured Party) shall be deemed to have been irrevocably paid if the Security Trustee considers that the payment or credit of such amount is capable of being avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws.

16.2.2	If any amount paid, repaid or credited to the Security Trustee (or any other Secured Party) is avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws then any release, discharge or settlement between the Security Trustee and the Chargor shall be deemed not to have occurred and the Security Trustee shall be entitled to enforce this Debenture subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

17.	AMOUNTS PAYABLE

17.1	No Deduction

17.1.1	All payments to be made by the Chargor under this Debenture shall be made without any set-off, counterclaim or equity and (subject to the following sentence) free from, clear of and without deduction for any Taxes.

17.1.2	If the Chargor is compelled by the law of any applicable jurisdiction (or by an order of any regulatory authority in such jurisdiction) to withhold or deduct any sums in respect of Taxes from any amount payable to the Security Trustee under this Debenture or, if any such withholding or deduction is made in respect of any recovery under this Debenture, the Chargor shall pay such additional amount (the “increased payment”) so as to ensure that the net amount received by the Security Trustee (or such other Secured Party) shall equal the full amount due to it under the provisions of this Debenture had no such withholding or deduction been made.

17.1.3	If the Chargor makes an increased payment under Clause 17.1.2 and the Security Trustee determines that:

(A)	a Tax Credit is attributable to that increased payment; and

(B)	the Security Trustee has obtained, utilised and retained that Tax Credit,

 the Security Trustee shall pay an amount to the Chargor which the Security Trustee determines will leave it (after that  payment to Chargor) in the same after-Tax position as it would have been in had the relevant increased payment under  Clause 17.1.2 not been made by the Chargor.

17.2	Currency of Payment

The obligation of the Chargor under this Debenture to make payments in any currency shall not be discharged or satisfied by any tender, or recovery pursuant to any judgment or otherwise, expressed in or converted into any other currency, except to the extent that tender or recovery results in the effective receipt by the Security Trustee of the full amount of the currency expressed to be payable under this Debenture.

17.3	Currency Indemnity

If any sum due from the Chargor under this Debenture (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

17.3.1	making or filing a claim or proof against the Chargor;

17.3.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings; or

17.3.3	applying the Sum in satisfaction of any of the Obligations,

the Chargor shall, as an independent obligation, within three Business Days of demand, indemnify the Security Trustee against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Security Trustee at the time of its receipt of that Sum.

18.	POWER OF SEVERANCE

In the exercise of the powers conferred by this Debenture, the Security Trustee or any Receiver may sever and sell plant, machinery or other fixtures separately from the property to which they may be annexed and the Security Trustee or any Receiver may apportion any rent or other amount without the consent of the Chargor.

19.	REPRESENTATIONS AND WARRANTIES

19.1	Representations

The Chargor makes the following representations and warranties in favour of the Security Trustee for the benefit of the Secured Parties:

19.1.1	Status

It is a Company duly formed and validly existing under the laws of its jurisdiction of formation;

19.1.2	Powers and Authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Debenture;

19.1.3	Legal Validity

This Debenture constitutes its legal, binding, valid and enforceable obligation;

19.1.4	Non-Conflict

The entry into and performance by it of, and the transactions contemplated by, this Debenture do not and will not conflict with:

(A)	any law or regulation or judicial or official order applicable to it which would have a Material Adverse Effect; or

(B)	its constitutional documents; or

(C)	any agreement or document which is binding upon it or any of its assets or result in the creation of (or a requirement for the creation of) any Security (other than Permitted Liens) over any Charged Asset which would have a Material Adverse Effect.

19.1.5	Status of Assets and Security

It is the legal and beneficial owner of the Charged Assets free from Security (other than this Debenture and Permitted Liens) and this Debenture confers the security it purports to confer over the Charged Assets and the security created under or pursuant to this Debenture is not subject to any prior or pari passu Security (other than Permitted Liens) and is not liable to avoidance on liquidation or bankruptcy, composition or any other similar insolvency proceedings;

19.1.6	Real Property

Save as disclosed in any report on title which has been delivered to the Security Trustee in a form acceptable to it:

(A)	the Chargor is the legal and beneficial owner of the Real Property (subject to any Permitted Liens);

(B)	there subsists no breach of any law or regulation which materially affects the value of the Real Property;

(C)	there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters whatsoever which adversely affect the Real Property;

(D)	nothing has arisen or has been created or is subsisting which would be an overriding interest over the Real Property;

(E)	no facility necessary for the enjoyment and use of the Real Property is enjoyed on terms entitling any person to terminate or curtail its use;

(F)	the Chargor has received no notice of any compulsory purchase order or any adverse claim by any person in respect of the ownership of the Real Property or any other interest in it, nor has any acknowledgement been given to any person in respect of the Real Property; and

(G)	the Real Property is free from any Security or any tenancies or licence save as permitted by this Debenture or the Indenture.

19.2	Times for Making Representations and Warranties

The representations and warranties set out in this Clause are made on the date of this Debenture and are deemed to be repeated each day prior to the expiry of the Security Period.

20.	NEW ACCOUNTS

If the Security Trustee receives notice of any subsequent charge or other interest affecting any part of the Charged Assets (other than Permitted Liens) it may, without prejudice to its rights under this Debenture, open a fresh account or accounts with the Chargor and continue any existing account in the name of the Chargor and may appropriate to any such fresh account any monies paid in, received or realised for the credit of the Chargor after that time without being under any obligation to apply the same or any part of them in discharge of any of the

Obligations. If the Security Trustee fails to open a fresh account it will be deemed to have done so with the effect that any monies received or realised after that time will not reduce the Obligations at the time when the Security Trustee received notice.

21.	MISCELLANEOUS

21.1	The Chargor

This Debenture is binding on the successors and assigns of the Chargor.

21.2	Assignments and Transfers

21.2.1	The Chargor may not assign any of its rights or transfer any of its rights or obligations under this Debenture without the prior written consent of the Security Trustee.

21.2.2	The Security Trustee may assign and transfer all or any part of its rights and obligations under this Debenture pursuant to the terms of the Financing Documents.

21.3	Disclosure of Information

The Security Trustee may disclose to:

21.3.1	any of its professional advisors;

21.3.2	any person to (or through) whom the Security Trustee assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Debenture;

21.3.3	a Receiver, prospective Receiver or Administrator;

21.3.4	any person (together with professional advisors) who may have an interest in the benefits arising under this Debenture and/or the Indenture; or

21.3.5	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Chargor, or the Financing Documents as the Security Trustee shall consider appropriate.

21.4	Remedies and Waivers Cumulative

Save as expressly provided in this Debenture, no failure to exercise, nor delay in exercising, on the part of the Security Trustee, any right or remedy under this Debenture shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in this Debenture are cumulative and not exclusive of any rights or remedies provided by law.

21.5	Set-Off

The Security Trustee may (but is not obliged to), after the occurrence of an Event of Default, set-off any matured obligation due from the Chargor in respect of the Obligations (to the extent beneficially owned by the Security Trustee or any other Secured Party) against any matured obligation (contingent or otherwise) owed by the Security Trustee or any Secured Party to the Chargor, (regardless of the place of payment, booking, branch or currency of either obligation) and apply any credit balance to which the Chargor is entitled on any account with the Security Trustee in accordance with Clause 15 (Application of Monies Received

Under this Debenture). If the obligations are in different currencies, the Security Trustee may, at the cost of the Chargor, convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

21.6	Partial Invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction, will in any way be affected or impaired.

21.7	Property

This Debenture is and will remain the property of the Security Trustee.

21.8	Continuing Security

This Debenture shall be a continuing security and shall not be discharged by any intermediate payment or satisfaction of the whole or any part of the Obligations.

21.9	Additional Security

This Debenture shall be in addition to and shall not be affected by any other security or guarantee now or hereafter held by the Security Trustee for all or any part of the Obligations nor shall any such other security or guarantee of liability to the Security Trustee of or by any person not a party to this Debenture be in any way impaired or discharged by this Debenture nor shall this Debenture in any way impair or discharge such other security or guarantee.

21.10 Variation	of Security

This Debenture shall not in any way be affected or prejudiced by the Security Trustee at any time dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any security or guarantee referred to in Clause 21.9 (Additional Security) or any rights which the Security Trustee may at any time have or giving time for payment or granting any indulgence or compounding with any person whatsoever.

21.11 Enforcement	of Other Security

The Security Trustee shall not be obliged to enforce any other Security it may hold for the Obligations before enforcing any of its rights under this Debenture.

21.12 Perpetuity	Period

If applicable, the perpetuity period under the rule against perpetuities shall be 80 years from the date of this Debenture.

21.13 Redemption	of Prior Incumbrances

At any time on the occurrence and during the continuance of an Event of Default the Security Trustee may redeem or take a transfer of any prior Security over the Charged Assets and may agree the accounts of prior incumbrancers. An agreed account shall be conclusive and binding on the Chargor. Any amount paid in connection with such redemption or transfer (including expenses) shall be paid on demand by the Chargor to the Security Trustee and until such payment shall form part of the Obligations.

21.14 Stamp	Taxes

The Chargor covenants to pay to the Security Trustee immediately on demand a sum equal to any liability which the Security Trustee incurs in respect of stamp duty, registration fees and other taxes which is or becomes payable in connection with the entry into, performance or enforcement of this Debenture (including any interest, penalties, liabilities, costs and expenses resulting from any failure to pay or delay in paying any such duty, fee or tax).

21.15 Costs	and Expenses

The Chargor shall promptly on demand pay the Security Trustee the amount of all costs and expenses (including legal and other professional advisers’ fees) reasonably incurred by it (on a full indemnity basis together with any applicable irrecoverable VAT) in connection with the negotiation, preparation, printing and execution of this Debenture, the completion of the transactions and perfection of the security contemplated by this Debenture and the exercise, preservation and/or enforcement or attempted enforcement of the security created by or contemplated by this Debenture.

21.16 Counterparts

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

21.17 Appointment	of Security Trustee

The Parties hereto acknowledge that the Trustee appointed under the Indenture is acting for the purposes of this Debenture through its London office.

22.	CALCULATIONS AND CERTIFICATES

22.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Debenture, the entries made in the accounts maintained by the Security Trustee or any Secured Party in connection with this Debenture are prima facie evidence of the matters to which they relate.

22.2	Certificates and Determinations

Any certification or determination by the Security Trustee or any Secured Party of a rate or amount under this Debenture is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Day Count Convention

Any interest accruing under this Debenture will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

23.	NOTICES

23.1	Communications in writing

Any demand, notice or other communication to be made under or in connection with this Debenture shall be made in writing and, unless otherwise stated, as provided in Section 14.2 (Notices) of the Indenture.

23.2	Address

The address and fax number (and the department or officer, if any, for whose attention the demand, notice or communication is to be made) of the Chargor for any demand, notice or document to be made or delivered under or in connection with this Debenture is that identified with its name below or any substitute address, fax number, department or officer as the Chargor may notify to the Security Trustee by not less than five Business Days’ notice.

23.3	Delivery

23.3.1	Any communication or document made or delivered by one person to another under or in connection with the Debenture will only be effective:

(A)	if by way of fax, when received in legible form; or

(B)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 23.2 (Address), if addressed to that department or officer.

24.	GOVERNING LAW AND ENFORCEMENT

24.1	Governing Law

This Debenture is governed by and shall be construed in accordance with English law.

24.2	Submission to Jurisdiction

24.2.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture) (a “Dispute”).

24.2.2	The parties to this Debenture agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

24.2.3	This Clause 24.2 is for the benefit of the Security Trustee only. As a result, the Security Trustee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Trustee may take concurrent proceedings in any number of jurisdictions.

24.3	Service of Process

The Chargor agrees that any process may be served on the Chargor by leaving a copy of it at the Chargor’s address for service ascertained in accordance with the provisions of Clause 23 (Notices) or in any other manner allowed by law.

IN WITNESS whereof this Debenture has been duly executed and delivered as a Deed on the date first above written.

SCHEDULE 1

Real Property

Address	Title Number
Moor Lane Trading Estate Sherburn in Elmet North Yorkshire LS25 6ES	NYK86640

SCHEDULE 2

FORM OF INSURANCE NOTICES

Part I

Form of Notice of Assignment of Insurances

To: [Insurance company]	[date]

Dear Sirs,

Notice of Assignment

1.	We hereby give you notice that, by a debenture (the “Debenture”) entered into by us, Constar International U.K. Limited (the “Chargor”) and The Bank of New York (the “Security Trustee”) dated 11 February 2005 we assigned to the Security Trustee all our right, title and interest in and to all the insurances details of which are set out in the attached schedule (the “Insurances”).

2.	We confirm that notwithstanding the issue of this notice of assignment, the Chargor shall at all times perform its obligations and comply with its liabilities arising pursuant to the Insurances.

3.	We irrevocably instruct and authorise you to pay all moneys payable by you to the Chargor in respect of the Insurances to the Chargor unless and until you receive written notice from the Security Trustee to the contrary, in which event you should make all future payments as then directed by the Security Trustee.

4.	These instructions are not to be revoked or varied without the prior written consent of the Security Trustee.

5.	This letter shall be governed and construed in accordance with English law.

6.	Please confirm your acknowledgement of, and agreement to, the contents of this letter by sending the attached acknowledgement to the Security Trustee with a copy to us.

7.	Please note that your acknowledgement shall in favour of the Security Trustee be deemed to confirm your agreement that:

7.1	no amendment, waiver or release of any rights, interests and benefits under the Insurances shall be effective as regards the Security Trustee for a minimum of 30 days (or such lesser period (if any) as may be specified from time to time by the relevant underwriters or insurers); and

7.2	no termination of such rights, interests or benefits shall be effective unless you have given written notice of the proposed termination.

Yours faithfully,

___________________________

For and on behalf of

Constar International U.K. Limited

Copied to:

The Bank of New York

One Canada Square

Canary Wharf

London El4 5AL

Fax: 0207 964 6399

Attention: Corporate Trust Administration

Copied to:

The Bank of New York

101 Barclay Street

New York

New York 10286

Fax:	+1 212815 5707
Attention:	Corporate Trust Administration

[Attach schedule setting out details of insurance policies including policy numbers]

Part II

Form of Acknowledgement of Notice of Assignment of Insurances

To:	The Bank of New York

One Canada Square

Canary Wharf

London El4 5AL

FAO: Corporate Trust Administration

[date]

Dear Sirs,

Acknowledgement of Notice of Assignment

1.	We confirm receipt of the notice of assignment dated 11 February 2005 issued by Constar International U.K. Limited (the “Chargor”) of all the Chargors’ rights, title and interest in or to certain insurances. A copy of that notice is attached.

2.	We confirm that we:

2.1	have not received any other notice of the interest of any third party relating to the Insurances (as defined in the attached notice); and

2.2	accept the instructions and authorisations contained in that notice and we undertake to act in accordance and comply with the terms of that notice.

3.	This letter shall be governed and construed in accordance with English Law.

Yours faithfully

For and on behalf of

[Insurance company]

Copied to:

The Bank of New York

101 Barclay Street

New York

New York 10286

Fax:	+1 212 815 5707

Attention:	Corporate Trust Administration

EXECUTED as a DEED by	)
Ian Michael Atkinson acting on behalf of	)	/s/ Illegible
CONSTAR INTERNATIONAL	)
U.K. LIMITED under power of attorney	)
Dated February 2005)

Witness: L. Dudley

Name: L. Dudley

Address: 63, Cross Flatt Terrace, Leeds, L3173PD

Occupation: UK Sales MGR

Address for Service

Moor Lane Trading Estate

Sherburn-in-Elmet

North Yorkshire

LS25 6ES

Fax:	01977 882090

Attention:	Company Secretary

EXECUTED as a DEED by	)	/s/ Trevor Blewer
Two authorised officers of	)	Trevor Blewer
THE BANK OF NEW YORK	)	Vice President

Address for Service

One Canada Square

London E14 SAL

Fax:	0207 964 6399

Attention:	Corporate Trust Administration

/s/ Paul Pereira
Paul Pereira, AVP

Copied to:

The Bank of New York

101 Barclay Street

New York

New York 10286

Fax:	212 815 5707

Attention:	Corporate Trust Administration